Exhibit 99

Contact Information:

Winfield W. Major

401-757-2241

PRESS RELEASE

OLD STONE CORPORATION

March 19, 2007

U.S. SUPREME COURT DENIES OLD STONE PETITION

TO REVIEW FEDERAL CIRCUIT COURT DECISION

CASE IS NOW CONCLUDED

OLD STONE BOARD TO MEET REGARDING PAYMENTS

Providence, RI. Old Stone Corporation announced that the U.S. Supreme Court has denied Old Stone’s Petition for a Writ of Certiorari to review a decision of the U.S. Court of Appeals for the Federal Circuit. That decision, issued in May 2006, affirmed in part and reversed in part a decision of the U.S. Court of Federal Claims, leaving Old Stone with an award of $74.5 million on the company’s breach of contract claim of $192.5 million against the federal government.

Bernard V. Buonanno, Jr., Old Stone Chairman stated: “We are clearly disappointed that the Supreme Court has refused to review the Federal Circuit Court decision. We want to thank our loyal shareholders, creditors and friends who have supported our efforts all these years and who, like us, believed in the merits of our claim.”

Old Stone’s Board of Directors will meet shortly to discuss the Corporation’s plans, including payment of funds to its creditors and redemption of its Preferred Series B shares. The Corporation had previously stated in its Form 10-K for 2006 that, if the Supreme Court were to deny Old Stone’s Petition, there would not be funds available for the benefit of its Common Shares; nor would the Corporation have sufficient funds to fully redeem its Preferred Series B shares. For more information, see Old Stone’s Annual Report on Form 10-K for the year ended December 31, 2006 and particularly, Item 1A “Risk Factors”.

Old Stone’s claim was for damages that it incurred based on the government’s breach of certain agreements with the Corporation regarding its former subsidiary, Old Stone Bank. The suit, which Old Stone filed in the Claims Court in September 1992 alleged, among other things, breach of contract by the federal government in taking away benefits promised Old Stone arising out of its acquisition of two supervisory thrifts in 1984 and 1985. In a ruling not questioned by the appeals court, the Claims Court had previously held that the government breached Old Stone’s contracts upon passage of federal legislation called FIRREA in August of 1989. This breach reneged on the promise of specified regulatory capital treatment that the government had made to Old Stone and dozens of other companies to induce them to acquire troubled thrifts.

In this case, Old Stone Corporation sought damages for the value of capital contributions it made to Old Stone Bank as required by the government. Approximately $118 million of those occurred at the time of the acquisitions of two troubled thrifts in 1984 and 1985. The other $74.5 million in contributions occurred following the passage of FIRREA. In November 2004, Judge Robert H. Hodges, Jr. of the Claims Court, following a three-week trial, awarded Old Stone $192.5 million in damages, which decision was reversed in part and affirmed in part by the Federal Circuit Court.

NOTE: Any statements released by Old Stone Corporation that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include statements about the payment amount and timing of any funds received in the Claims Court litigation and estimates of amounts payable to holders of the Corporation’s Preferred Series B stock, by redemption or otherwise, or the funds available for the benefit of common shareholders, or the timing of any such payments. Forward-looking statements involve risks and uncertainties, which may affect the amount shareholders may ultimately receive. Old Stone Corporation does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Further information regarding these and other risks is included in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

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